Exhibit 10.23
Execution Version

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF (AS AMENDED, THE “SUBORDINATION AGREEMENT”), AMONG OXFORD FINANCE LLC (“OXFORD”), PULMONX CORPORATION (“BORROWER”), AND BOSTON SCIENTIFIC CORPORATION (THE “LENDER”), TO (A) THE OBLIGATIONS OWED BY BORROWER AND OTHER OBLIGORS PURSUANT TO THAT CERTAIN LOAN AND SECURITY AGREEMENT, DATED AS OF AUGUST 28, 2014, AMONG BORROWER, OXFORD, AS A LENDER AND THE COLLATERAL AGENT THEREUNDER, AND THE OTHER LENDERS PARTY THERETO FROM TIME TO TIME, AS SUCH LOAN AND SECURITY AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, RESTATED SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE SUBORDINATION AGREEMENT (THE “OXFORD LOAN AGREEMENT”), AND (B) OBLIGATIONS REFINANCING THE OBLIGATIONS UNDER THE OXFORD LOAN AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT.
SECOND LIEN LOAN AND SECURITY AGREEMENT
THIS SECOND LIEN LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of May 15, 2017 (the “Effective Date”) between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation with an office located at 300 Boston Scientific Way, Marlborough, MA 01572 (the “Lender”), and PULMONX CORPORATION, a Delaware corporation with offices located at 700 Chesapeake Drive, Redwood City, CA 94063 (“Borrower”), provides the terms on which the Lender shall lend to Borrower and Borrower shall repay the Lender. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS
1.1    Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2.	LOANS AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay the Lender the outstanding principal amount of all Term Loans advanced to Borrower by the Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2    Term Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more term loans to Borrower during the period beginning on the Effective Date and ending on the Maturity Date in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000.00) (such term loans are hereinafter referred to singly as a “Term

Loan”, and collectively as the “Term Loans”). Each Term Loan shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount. After repayment, no Term Loan may be re-borrowed.
(b)    Repayment. All principal and accrued and unpaid interest with respect to each Term Loan that has not been converted to Conversion Stock or exchanged for an Exchange Note is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Section 2.2(c) and 2.2(d).
(c)    Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to the Lender an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, plus (ii) all other Obligations that are due and payable, including Lender Expenses and interest at the Default Rate with respect to any past due amounts.
(d)    Permitted Prepayment of Term Loans. Subject to Lender’s conversion rights pursuant to Section 2.7(d), Borrower shall have the option to prepay all of the Term Loans, at any time, provided Borrower (i) provides written notice (the “Prepayment Notice”) to the Lender of its election to prepay the Term Loans at least fifteen (15) days prior to such prepayment (or such shorter period of time as acceptable to the Lender in its reasonable discretion), and (ii) pays to the Lender on the date of such prepayment an amount equal to the sum of (A) all outstanding principal of the Term Loans plus all accrued and unpaid interest thereon through the prepayment date, plus (B) all other Obligations that are due and payable, including interest at the Default Rate with respect to any past due amounts.
2.3    Payment of Interest on the Credit Extensions.
(a)    Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans drawn prior to June 30, 2018 (the “Initial Term Loans”) shall accrue no interest from the date of such Term Loan through and including June 30, 2018. Beginning on July 1, 2018, all Initial Term Loans, and all Term Loans drawn on or after July 1, 2018, shall accrue interest at a fixed per annum rate (which rate shall be fixed for the duration of the applicable Term Loan) equal to the Basic Rate. Interest shall accrue on each Term Loan commencing on, and including, the later of July 1, 2018 and the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is converted to Conversion Stock, exchanged for an Exchange Note, or paid in full.
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c)    360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days, and shall be compounded annually.
(d)    Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the Lender at its office in immediately available funds on the date specified herein. Payments of principal and/or interest received after 2:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.
2.4    Secured Convertible Promissory Notes.
(a)    Form of Note. Each Term Loan shall be evidenced by a separate Secured Convertible Promissory Note in the form attached as Exhibit C hereto (each a “Secured Promissory Note”), and shall be repayable, convertible and exchangeable as set forth in this Agreement and such Secured Promissory Note.
(b)    Replacement Notes. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction, or mutilation of any Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.
2.5    Expenses. Borrower and the Lender shall each pay all costs and expenses (including attorneys’ fees) that it incurs with respect to preparing and negotiating and, except in connection with defending or enforcing the Loan Documents, amending and administering the Loan Documents incurred through and after the Effective Date. Borrower shall pay to the Lender all Lender Expenses that it incurs with respect to defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with (a) appeals or Insolvency Proceedings and (b) amending and administering the Loan Documents in connection with defending and enforcing the Loan Documents) incurred through and after the Effective Date, when due.
2.6    Withholding. Payments received by the Lender from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement. The Lender shall deliver to Borrower, on or prior to the date on which such the Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), a properly completed and duly executed original of IRS Form W-9 or any successor form, certifying that the Lender is exempt from United States federal backup withholding tax.
2.7    Conversion or Exchange Upon Qualified Events.
(a)    Definitions.
(i)    “Conversion Date” shall be the date upon which the applicable Qualified Event is consummated.
(ii)    “Conversion Stock” means (A) with respect to a Qualified Equity Financing, the preferred stock issued in such Qualified Equity Financing or (B) with respect to a Change of Control, Liquidation or Prepayment Conversion, at the Lender’s option, either (1) the Series F-1 Preferred Shares or, if the Series F-1 Preferred Shares are not the most senior series of preferred stock of Borrower then issued and outstanding (2) the most senior series of preferred stock of Borrower then issued and outstanding.
(iii)    “Conversion Stock Per Share Price” means (A) with respect to a Qualified Equity Financing, the lowest price per share of Conversion Stock paid by any investor in such Qualified Equity Financing, (B) with respect to a Change of Control or Liquidation, the total amount (including the maximum potential value of any contingent payments) distributed, paid or to be paid to the stockholders of Borrower on account of the stock held by them in connection with such Change of Control or Liquidation, divided by the fully-diluted share count of Borrower on the Conversion Date (prior to inclusion of the Conversion Stock) or (C) with respect to a Prepayment Conversion, $230,000,000 divided by the fully-diluted share count of Borrower on the Conversion Date (prior to inclusion of the Conversion Stock). For the purposes of the foregoing, “fully diluted share count” shall mean all outstanding shares of capital stock of the Company on an as converted to common stock basis, assuming the full exercise of all outstanding stock options and warrants but excluding, for any conversion in connection with a Change of Control or Liquidation, (1) shares of capital stock reserved for future grant under Borrower’s equity incentive plan, (2) shares of capital stock subject to unvested stock options that do not vest as part of the Change of Control or Liquidation and (3) out-of-the-money stock options and warrants.
(iv)    “Exchange Note” means promissory notes of Borrower convertible into the Company’s preferred stock issued in a Qualified Debt Financing.

(v)    “Outstanding Balance” means, with respect to a Secured Promissory Note converted or exchanged in a Qualified Event, the outstanding, unconverted, principal balance of such Secured Promissory Note as of the Conversion Date, plus all accrued but unpaid interest thereon as of the Conversion Date.
(vi)    “Prepayment Conversion” means an optional conversion by Lender within thirty (30) days of Lender’s receipt of the Prepayment Notice.
(vii)    “Qualified Debt Financing” means any issuance by Borrower of Exchange Notes that raises aggregate proceeds of at least $5,000,000, but shall not include the conversion of the Secured Promissory Notes issued hereunder.
(viii)    “Qualified Equity Financing” means any issuance by Borrower of Series F-1 Preferred Shares or Series G-1 Preferred Shares that raises aggregate proceeds, less all costs and expenses of Borrower incurred in connection with such Qualified Equity Financing, of at least $5,000,000, but shall not include the Secured Promissory Notes issued hereunder.
(ix)    “Qualified Event” means a Qualified Debt Financing, Qualified Equity Financing, Change of Control, Liquidation, or Prepayment Conversion, as applicable.
(x)    “Series F-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of Borrower designated as Series F-1 Preferred Stock.
(xi)    “Series G-1 Preferred Shares” means shares of any other series of preferred stock of Borrower that is pari passu or senior to the Series F-1 Preferred Shares, whether or not designated as “Series G-1 Preferred Stock” and having such other customary terms reasonably acceptable to the Lender.
(b)    Conversion Upon Qualified Equity Financing, Change in Control or Liquidation. If, after the Effective Date and prior to repayment or conversion of all outstanding principal and interest on any Secured Promissory Notes, Borrower completes any Qualified Equity Financing or any Change of Control or Liquidation occurs, the Lender may, at its option, cause one or more Secured Promissory Notes to be simultaneously converted into a number of shares of Conversion Stock equal to (i) the Outstanding Balance divided by (ii) the applicable Conversion Stock Per Share Price. The Lender’s exercise of its conversion rights under this section shall be deemed to satisfy its obligation to pay the principal amount of Term Loans, in respect of which such conversion right is being exercised as of the date of the applicable Conversion Date.
(c)    Exchange Upon Qualified Debt Financing. If, after the Effective Date, and prior to repayment or conversion of all outstanding principal and interest on any Secured Promissory Notes, Borrower completes any Qualified Debt Financing, the Lender may, at its option, cause one or more Secured Promissory Notes to be simultaneously exchanged for an Exchange Note issued in such Qualified Debt Financing, and the initial principal balance of such Exchange Note shall be the Outstanding Balance. The Lender’s exercise of its exchange rights under this section shall be deemed to satisfy its obligation to pay the principal amount of Term Loans, in respect of which such exchange right is being exercised as of the date of the applicable Conversion Date.

(d)    Prepayment Conversion. If, after the Effective Date and prior to repayment or conversion of all outstanding principal and interest on any Secured Promissory Notes, Borrower delivers a Prepayment Notice to Lender, the Lender may, at its option, cause one or more Secured Promissory Notes to be converted into a number of shares of Conversion Stock equal to (i) the Outstanding Balance divided by (ii) the applicable Conversion Stock Per Share Price. The Lender’s exercise of its conversion rights under this section shall be deemed to satisfy its obligation to pay the principal amount of Term Loans, in respect of which such conversion right is being exercised as of the date of the applicable Conversion Date.
(e)    Conversion/Exchange Procedures.
(i)    If Borrower intends to consummate a Qualified Event (other than a Prepayment Conversion under Section 2.2(d)), Borrower shall deliver to the Lender written notice of all material terms (including the proposed date of consummation) of, and then current documentation with respect to, such Qualified Event as soon as reasonably practicable and, in any event, at least fifteen (15) days prior to the proposed date of consummation of such Qualified Event. If the Lender desires to convert or exchange one or more Secured Promissory Note(s) pursuant to Sections 2.7(b) or (c) in connection with such Qualified Event, Lender shall deliver written notice to Borrower at least three (3) Business Days prior to the proposed date of consummation of such Qualified Event (provided, that, in the case of a Change of Control or Liquidation, Borrower may require Lender to deliver such notice a reasonable time more than three (3) Business Days prior to such consummation in order to comply with its obligations under the definitive agreement for such Change of Control or Liquidation), which notice shall set forth the date and principal amount of each Secured Promissory Note to be converted or exchanged in such Qualified Event. If the Lender desires to convert or exchange one or more Secured Promissory Note(s) pursuant to Section 2.7(d), in connection with a Prepayment Conversion, Lender shall deliver written notice to Borrower at least three (3) Business Days prior to the proposed date of consummation of such Prepayment Conversion.
(ii)    On the Conversion Date, (A) the holder of a Secured Promissory Note to be converted or exchanged in such Qualified Event will surrender such Secured Promissory Note(s), duly endorsed, to Borrower in the manner and at the place reasonably designated by Borrower and (B) Borrower will issue to such holder the Conversion Stock or Exchange Note, as applicable. Borrower shall be deemed to have fully and indefeasibly performed all of its obligations under each Secured Promissory Note so converted or exchanged, and each holder of each Secured Promissory Note so converted or exchanged shall immediately upon such conversion or exchange be, for all purposes, the record holder of such Conversion Stock or Exchange Note, as applicable.
(iii)    If, within six (6) months following a Prepayment Conversion (the “Lookback Period”), the Company consummates a Qualified Equity Financing (a “Post Conversion Equity Financing”), Lender may, at its option exchange the Conversion Stock issued to Lender in connection with the Prepayment Conversion for the preferred stock issued in such Post Conversion Equity Financing (such right, the “Equity Exchange Right”); provided, however, that each of Lender’s Equity Exchange Right shall immediately terminate and the Lookback Period shall be reduced to zero (0) days immediately following (a) the occurrence of any Change of Control and/or Liquidation, and (b) the occurrence of any Post Conversion Equity Financing. If Borrower

intends to consummate a Post Conversion Equity Financing, Borrower shall deliver to the Lender written notice of all material terms (including the proposed date of consummation) of, and documentation with respect to, such Post Conversion Equity Financing as soon as reasonably practicable and, in any event, at least fifteen (15) days prior to the proposed date of consummation of such Post Conversion Equity Financing. If the Lender desires to exercise its Equity Exchange Right, Lender shall deliver written notice (the “Exchange Notice”) to Borrower at least three (3) Business Days prior to the initial date of termination for the Lookback Period. If Lender provides the Exchange Notice, effective on the consummation of the Post Conversion Equity Financing, (a) each share of Conversion Stock issued to Lender and/or its affiliates, successors and assigns in connection with the Prepayment Conversion shall be automatically exchanged for the preferred stock issued in such Post Conversion Equity Financing at a ratio obtained by dividing the Conversion Stock Per Share Price in the Prepayment Conversion by the lowest price per share of preferred stock paid by any investor in such Post Conversion Equity Financing, and (b) each of Lender’s Lookback Exchange Rights shall immediately terminate and the Lookback Period shall be reduced to zero (0) days.
(iv)    If, within the Lookback Period, Borrower consummates a Change in Control or Liquidation (a “Post Conversion Change in Control”), Lender may, at its option, exchange the Conversion Stock issued to Lender in connection with the Prepayment Conversion for the Conversion Stock that Lender would have received had the Secured Promissory Note(s) that were converted in the Prepayment Conversion been converted pursuant to Section 2.7(b) instead (such right, the “Change in Control Exchange Right”); provided, however, that each of Lender’s Lookback Exchange Rights shall immediately terminate and the Lookback Period shall be reduced to zero (0) days immediately following the occurrence of such Change of Control and/or Liquidation. If Lender desires to exercise its Change in Control Exchange Right, (a) Borrower and Lender shall follow the Conversion/Exchange Procedures set forth in Section 2.7(e)(i), (b) effective immediately prior to the closing of the Post Conversion Change in Control, all Conversion Stock issued to Lender and/or its affiliates, successors and assigns in connection with the Prepayment Conversion shall be automatically exchanged for the number of shares of Conversion Stock that Lender would have received had the Secured Promissory Note(s) that were converted in the Prepayment Conversion been converted pursuant to Section 2.7(b) instead, and (c) each of Lender’s Lookback Exchange Rights shall immediately terminate.
(v)    Borrower shall not issue fractional shares upon conversion of any Secured Promissory Note or exchange of Conversion Stock. In lieu of issuing fractional shares, Borrower will pay to the holder of a Secured Promissory Note converted in a Qualified Event a cash amount equal the amount designated for conversion but not so converted. In lieu of issuing fractional shares in a Post Conversion Equity Financing, Lender will retain – and not exchange – a number of shares of Conversion Stock such that only a whole number of shares of preferred stock are issued to Lender in any Post Conversion Equity Financing.
(f)    Reservation of Shares. Borrower will take all such actions reasonably necessary to authorize a sufficient number of shares of preferred stock or other applicable capital stock, as applicable, to allow for the conversion of the maximum amount of Secured Promissory Notes or exchange of Conversion Stock issuable hereunder into preferred stock or other capital stock, as applicable prior to the conversion of such Secured Promissory Notes or exchange of

Conversion Stock; provided, however, that nothing herein will be deemed to require Borrower to authorize the issuance of preferred stock solely for purposes of converting Secured Promissory Notes unless Borrower is authorizing and issuing preferred stock in connection with a Qualified Equity Financing or Post Conversion Equity Financing or delivering a Prepayment Notice.
(g)    Investors Rights. The conversion or exchange of any Secured Promissory Note pursuant to this Section 7.7 is subject to Borrower providing Lender such rights, benefits and preferences (including representations and warranties, rights of first refusal, registration rights, warrant coverage and legal opinion) as generally enjoyed by all investors in the Qualified Equity Financing or Post Conversion Equity Financing, including pursuant to the Stockholder Documents and Lender executing all financing documents executed by other investors in the Qualified Equity Financing or Post Conversion Equity Financing.
3.CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension. The Lender’s obligation to make the first Term Loan is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance satisfactory to the Lender, such documents, and completion of such other matters, as the Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)    original Loan Documents, each duly executed by Borrower;
(b)    good standing certificates or equivalent of Borrower certified by the Secretary of State of Borrower’s jurisdiction of organization, as of a date no earlier than thirty (30) days prior to the Effective Date;
(c)    a completed Perfection Certificate for Borrower and each of its Subsidiaries;
(d)    certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as the Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(e)    trademark, patent and copyright security agreements, executed by Borrower in favor of the Lender, as the Lender may reasonably request (the “IP Security Agreements”); and
(f)    such other documents and agreements as the Lender may reasonably request to grant and perfect its security interest in the Collateral.
3.2    Conditions Precedent to all Credit Extensions. The obligation of the Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)    receipt by the Lender of an executed Borrowing Request in the form of Exhibit B attached hereto;
(b)    the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(c)    in the Lender’s sole but reasonable discretion, there has not been any Material Adverse Change; and
(d)    receipt of a duly executed original Secured Promissory Note, in form and content reasonably acceptable to the Lender, and in favor of the Lender in the amount of such Credit Extension.
3.3    Covenant to Deliver. Borrower agrees to deliver to the Lender each item required to be delivered to the Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by the Lender of any such item shall not constitute a waiver by the Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in the Lender’s sole discretion.
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall deliver a Borrowing Request executed by a Responsible Officer or his or her designee to the Lender (which Borrowing Request shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. Eastern time five (5) Business Days prior to the date the Term Loan is to be made. On the Funding Date, the Lender shall transfer an amount equal to such Term Loan pursuant to the Borrowing Request.
4.CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants the Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to the Lender’s Lien. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify the Lender in a writing signed by Borrower of the general details thereof (and further details as may be reasonably required by the Lender) and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.
If this Agreement is terminated, the Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid in full. Upon payment in full of the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and at such time as the Lender’s obligation to make Credit Extensions has terminated, the Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.
Upon any sale, lease, transfer or other disposition of any item of Collateral of any Borrower or Guarantor not prohibited by the terms of the Loan Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to this Agreement, or upon the release of any Borrower or any Guarantor from its obligations under this Agreement or the applicable Guaranty, if any, in accordance with the terms of the Loan Documents, the Lender will, at such Borrower’s or Guarantor’s sole cost and expense, execute and deliver to such Borrower or Guarantor such documents as such Borrower or Guarantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Borrower or Guarantor shall have delivered to the Lender, at least ten (10) Business Days’ prior to the date of the proposed release, a written request for release describing the item of Collateral, together with a form of release for execution by the Lender, and such other information as the Lender may reasonably request.
4.2    Authorization to File Financing Statements. Borrower hereby authorizes the Lender to file financing statements or take any other action required to perfect the Lender’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Lender’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of the Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor’s” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all as reasonably determined by the Lender.
4.3    Pledge of Share Collateral. Borrower hereby pledges, assigns and grants to the Lender a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the

Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder and subject to the terms of the Subordination Agreement, the Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of the Lender and cause new (as applicable) certificates representing such securities to be issued in the name of the Lender or its transferee. Subject to the terms of the Subordination Agreement Borrower will execute and deliver such documents, and take or cause to be taken such actions, as the Lender may reasonably request to perfect or continue the perfection of the Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to the Lender as follows:
5.1    Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. The Borrower is a Registered Organization. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to the Lender a completed perfection certificate signed by an officer of Borrower or such Subsidiary (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that (a) Borrower and each of its Subsidiaries’ exact legal name is that which is indicated on its respective Perfection Certificate and on the signature page of each Loan Document to which it is a party; (b) Borrower and each of its Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth each of Borrower’s and its Subsidiaries’ organizational identification number or accurately states that Borrower or such Subsidiary has none; (d) each Perfection Certificate accurately sets forth Borrower’s and each of its Subsidiaries’ place of business, or, if more than one, its chief executive office as well as Borrower’s and each of its Subsidiaries’ mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower and each of its Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries, is accurate and complete (it being understood and agreed that Borrower and each of its Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement); such updated Perfection Certificates subject to the review and approval of the Lender. If Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one,

Borrower shall notify the Lender of such occurrence and provide the Lender with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.
The execution, delivery and performance by Borrower and each of the Guarantors of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Guarantor’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Guarantor, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.
5.2    Collateral.
(a)    Borrower and each of the Guarantors have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)    On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).
(c)    All Inventory is in all material respects of good and marketable quality, free from material defects.
(d)    Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Each of Borrower’s and its Subsidiaries’ material Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ material Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates, neither Borrower nor any of the Guarantors is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Guarantor is the licensee that (i) prohibits or otherwise restricts Borrower or the Guarantors from granting a security interest in Borrower’s or such Guarantor’s interest in such material license or material agreement or any other property, or

(ii) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral. Borrower shall provide written notice to the Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any material license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over-the-counter software that is commercially available to the public).
5.3    Litigation. Except as disclosed (i) on the Perfection Certificates, or (ii) in accordance with Section 6.5 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).
5.4    No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to the Lender fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries, subject only to normal year-end adjustments and the absence of footnotes. There has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent financial statements submitted to any Lender.
5.5    Solvency. Borrower and each of its Subsidiaries is Solvent.
5.6    Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) a Blocked Person. None of Borrower, any of its Subsidiaries, or, to the knowledge of

Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
5.7    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in the ordinary course of its business and in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.
5.8    Shares. Borrower has full power and authority to create a lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable (to the extent such concepts exist under applicable law). To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
5.9    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to the Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to the Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto) (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon assumptions believed to be reasonable by the Borrower or such Subsidiary are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.10    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
6.AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date. Borrower must promptly notify the Lender and the Lenders of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year.
6.2    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except for deferred payment of any taxes contested in good faith, and shall deliver to the Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.3    Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as the Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender. All property policies of Borrower or any Guarantor shall have a lender’s loss payable endorsement showing the Lender as lender loss payee and waive subrogation against the Lender, and all liability policies of the Borrower or any Guarantor shall show, or have endorsements showing, the Lender, as additional insured. The Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. At the Lender’s reasonable request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Subject to the terms of the Subordination Agreement, proceeds payable under any policy of the Borrower or any Guarantor or covering the Collateral shall, at the Lender’s option, be payable to the Lender on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate for all losses under all casualty or property policies in any fiscal year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which the Lender has been granted a security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Lender, be payable to the Lender on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.3 or to pay any amount or furnish any required proof of payment to third persons, the Lender may make, at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.3, and take any action under the policies the Lender deems prudent.
6.4    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly notify the Lender in writing of material infringement by a third party of its Intellectual Property; (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without the Lender’s prior written consent; (d) promptly notify the Lender of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; (e) notify the Lender no later than thirty (30) days after the last day of each quarter of (i) any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, obtained by Borrower and its Subsidiaries and (ii) any applications for any patent or the registration of any trademark or servicemark made by Borrower or its Subsidiaries; and (f) promptly execute such intellectual property security agreements and other documents and take such other actions as the Lender shall reasonably request in its good faith business judgment to perfect and maintain a second priority perfected security interest in favor of the Lender, in each of Borrower’s and its Subsidiaries’ Intellectual Property.
6.5    Notices of Litigation and Default. Borrower will give prompt written notice to the Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to the Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.
6.6    Landlord Waivers; Bailee Waivers. In the event that Borrower or any of the Guarantors, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, then Borrower or such Guarantor will first receive the written consent of the Lender.
6.7    Creation/Acquisition of Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to the Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by the Lender to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Subsidiary, as applicable) shall grant and pledge to the Lender a perfected security interest in the Shares of each such newly created Subsidiary; provided, however, that solely in the circumstance in which Borrower creates or acquires a Foreign Subsidiary, (i) such Foreign Subsidiary shall not be required to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Foreign Subsidiary, and (ii) Borrower shall not be required to grant and pledge to the Lender a perfected security interest in more than sixty-five percent (65%) of the Shares of such Foreign Subsidiary.

6.8    Further Assurances. Execute any further instruments and take further action as the Lender reasonably requests to perfect or continue the Lender’s Lien in the Collateral or to effect the purposes of this Agreement.
7.NEGATIVE COVENANTS
Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Lender:
7.1    Changes in Business. Borrower and the Guarantors shall not, without at least thirty (30) days’ prior written notice to the Lender: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Borrower or any of the Guarantors); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.
7.2    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.3    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default.
(a)    Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Taxes; Pensions), 6.3 (Insurance), 6.4 (Protection of Intellectual Property Rights), 6.5 (Notice of Litigation and Default), 6.6 (Landlord Waivers; Bailee Waivers), 6.7 (Creation/Acquisition of Subsidiaries) or 6.8 (Further Assurances) or Borrower violates any covenant in Section 7; or
(b)    Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to any covenants set forth in subsection (a) above;
8.3    Investor Abandonment; Priority of Security Interest. The Lender determines in its good faith judgment, that (i) Borrower will not be able to satisfy the Obligations as they become due and payable, and (ii) none of Borrower’s principal investors (defined as each investor that has designated a member of Borrower’s Board of Directors) intends to fund such amounts as may be necessary to enable Borrower to satisfy the Obligations as they become due and payable;
8.4    Attachment; Levy; Restraint on Business.
(a)    A notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency and is not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and
(b)    (i) Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed) or (d) a Liquidation;
8.6    Other Agreements. (a) There is a default in the Oxford Loan Agreement resulting in the acceleration of the Indebtedness under such agreement or (b) there is a default in any other agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to result in liability to Borrower or any of its Subsidiaries in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);
8.7    Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);
8.8    Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Lender or to induce the Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9    Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with the Lender, or any creditor that has signed such an agreement with the Lender breaches any terms of such agreement;
8.10    Guaranty. (a) Except for any Guaranty permitted to be and in fact released or terminated by the Lender pursuant to this Agreement or the other Loan Documents, any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor; or (d) the liquidation, winding up, or termination of existence of any Guarantor;
8.11    Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change;
8.12    Lien Priority. Except for Liens permitted to be and in fact released or terminated by the Lender pursuant to this Agreement or the other Loan Documents, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement; or
8.13    Change of Control. A Change of Control occurs.
9.RIGHTS AND REMEDIES
9.1    Rights and Remedies.
(a)    The Lender, each of its permitted successors and assigns, and each holder of a Secured Promissory Note (i) consents to and approves each and all of the provisions of the Subordination Agreement and (ii) acknowledges that the terms of this Agreement, each Secured Promissory Note, and each other Loan Document, and the rights and remedies (including the exercise thereof) of the Lender, its permitted successors and assigns, and the holders of Secured Promissory Notes set forth herein and therein, are subject to the terms of the Subordination Agreement.

(b)    Upon the occurrence and during the continuance of an Event of Default, the Lender may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by the Lender) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or any other Loan Document (but if an Event of Default described in Section 8.5 occurs, all Obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other Loan Document shall be immediately terminated without any action by the Lender).
(c)    Without limiting the rights of the Lender set forth in Section 9.1(b) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:
(i)    foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)    apply to the Obligations any amount held or controlled by the Lender owing to or for the credit or the account of Borrower; and/or
(iii)    commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(d)    Without limiting the rights of the Lender set forth in Sections 9.1(b) and (c) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:
(i)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Lender considers advisable, notify any Person owing Borrower money of the Lender’s security interest in such funds, and verify the amount of such account;
(ii)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if the Lender requests and make it available in a location as the Lender reasonably designates. The Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants the Lender a license to enter and occupy any of its premises, without charge, to exercise any of the Lender’s rights or remedies;
(iii)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. The Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to the Lender;
(iv)    demand and receive possession of Borrower’s Books;
(v)    appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and
(vi)    subject to clauses 9.1(b) and (c), exercise all rights and remedies available to the Lender and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Borrower hereby irrevocably appoints the Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Guarantor’s name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Guarantor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms the Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Lender or a third party as the Code or any applicable law permits. Borrower hereby appoints the Lender as its lawful attorney-in-fact to sign Borrower’s or any of its Guarantor’s name on any documents necessary to perfect or continue the perfection of the Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full and the Lender is under no further obligation to make Credit Extensions hereunder. The Lender’s foregoing appointment as Borrower’s or any of its Guarantor’s attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and the Lender’s obligation to provide Credit Extensions terminates.
9.3    Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.3 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are Obligations and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. The Lender will make reasonable efforts to provide Borrower with notice of the Lender obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by the Lender are deemed an agreement to make similar payments in the future or the Lender’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Lender from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and the Lender on the other, the Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Lender may deem advisable notwithstanding any previous application by the Lender, and (b) the net after tax proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lender Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to the Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
9.5    Liability for Collateral. So long as the Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Lender, the Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Failure by the Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Lender and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of the Lender under this Agreement and the other Loan Documents are cumulative. The Lender has all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by the Lender of one right or remedy is not an election, and the Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which Borrower or any Subsidiary is liable.

10.NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either the Lender or Borrower may change its mailing address, email address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	PULMONX CORPORATION 700 Chesapeake Drive Redwood City, CA 94063 Attn: Glen French Email: [Email Address Intentionally Omitted]
with a copy (which shall not constitute notice) to:	COOLEY LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attn: Mark Weeks Email: [Email Address Intentionally Omitted]
If to the Lender:	BOSTON SCIENTIFIC CORPORATION 300 Boston Scientific Way Marlborough, MA 01572 Attention: President – Endoscopy Division Email: [Email Address Intentionally Omitted]
with a copy (which shall not constitute notice) to:	BOSTON SCIENTIFIC CORPORATION 300 Boston Scientific Way Marlborough, MA 01572 Attention: Chief Corporate Counsel Email: [Email Address Intentionally Omitted]
with a copy (which shall not constitute notice) to:	FAEGRE BAKER DANIELS LLP 1470 Walnut St. Suite 300 Boulder, CO 80302 Attn: John R. Marcil Email: [Email Address Intentionally Omitted]

11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER, AND JUDICIAL REFERENCE
Except as otherwise expressly set forth in any Loan Document to the contrary, New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and the Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND THE LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
12.GENERAL PROVISIONS
12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without the Lender’s prior written consent (which may be granted or withheld in the Lender’s discretion, subject to Section 12.6). The Lender has the right to sell, transfer, assign, pledge, or negotiate (any such sale, transfer, assignment, or negotiation, a “Lender Transfer”) all or any part of any Secured Promissory Note (including the Lender’s rights and benefits under this Agreement and the other Loan Documents with respect thereto) to the extent the Lender would be permitted to sell, transfer, assign, pledge, or negotiate the underlying Conversion Stock pursuant to the terms of the Stockholder Documents; provided, however, so long as no Event of Default has occurred and is continuing, no Lender Transfer shall be permitted with respect to any such Secured Promissory Note, without Borrower’s consent, to the extent the Borrower would be required to pay additional amounts pursuant to Section 2.6 of this Agreement to the applicable buyer, transferee, assignee, or other acquiror of such Secured Promissory Note than the Borrower would otherwise have had to pay to the Lender (or any of its applicable transferees, assignees, etc.).

12.2    Indemnification. Borrower agrees to indemnify, defend and hold the Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing the Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between the Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by the Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.
12.3    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.4    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.5    Correction of Loan Documents. The Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.6    Amendments in Writing; Integration.
(a)    No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Lender.
(b)    This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to the subject matter hereof. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.8    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify the Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.9    Intentionally Omitted.
12.10    Intentionally Omitted.
12.11    Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan to an assignee in accordance with Section 12.1, (ii) upon reasonable prior notice to Borrower (unless an Event of Default has occurred and is continuing) make Borrower’s management available to meet with the Lender and prospective participants and assignees of a Term Loan (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist the Lender in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes the Lender to disclose to any prospective participant or assignee of a Term Loan, any and all information in the Lender’s possession concerning Borrower and its financial affairs which has been delivered to the Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to the Lender by or on behalf of Borrower in connection with the Lender’s credit evaluation of Borrower prior to entering into this Agreement.
12.12    Tax Treatment. Borrower and the Lender agree to treat all amounts borrowed pursuant to this Agreement (including, for the avoidance of doubt, all Term Loans and all Secured Promissory Notes issued pursuant to this Agreement) as debt for all U.S. federal and state income tax purposes, and, in accordance with Section 385(c) of the Internal Revenue Code of 1986, as amended (the “IRC”), such characterization shall be binding upon the Lender and Borrower (along with their successors and assigns) and they shall file their tax returns and reports consistent with such treatment.
13.DEFINITIONS
13.1    Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Basic Rate” is, with respect to a Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to eight and ninety six hundredths of one percent (8.96%).
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Request” is that certain form attached hereto as Exhibit B.
“Business Day” is any day that is not a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Change of Control” at any time, any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, as amended, shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting and/or economic interest in the capital stock of Borrower or shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Borrower, in each case, other than as a result of an Initial Public Offering.
“Claims” are defined in Section 12.2.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Term Loan extended by the Lender hereunder.
“Dollars” and “$”is defined in Section 1.1.
“Default Rate” is defined in Section 2.3(b).
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Effective Date” is defined in the preamble of this Agreement.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Event of Default” is defined in Section 8.
“Financial Statements” is defined in Section 5.6.
“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.
“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
“GAAP” is defined in Section 5.6.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of the Lender. As of the Effective Date, there are no Guarantors.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.2.
“Initial Public Offering” means (a) the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission or (b) a “reverse merger” with an existing public company resulting in the direct or indirect parent of Borrower being a publicly-traded entity and the holders of stock of Borrower prior to such reverse merger becoming stockholders of such parent entity.
“Initial Term Loans” is defined in Section 2.3.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means all of Borrower’s or any Subsidiary’s right, title and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to Borrower;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.
“IP Security Agreements” is defined in Section 3.1.
“IRC” is defined in Section 12.12.
“Lender” is defined in the preamble hereof.
“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) of the Lender that are reimbursable pursuant to Section 2.5.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidation” means the liquidation, winding up, or termination of existence of Borrower.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Borrowing Request, the Subordination Agreement, all Secured Promissory Notes, all Guaranties, the IP Security Agreements, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lender in connection with this Agreement; all as amended, restated, or otherwise modified from time to time.
“Lookback Exchange Rights” means the Change in Control Exchange Right and the Equity Exchange Right.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of the Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or any Subsidiary; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Maturity Date” is May 13, 2022.
“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, and other amounts Borrower owes the Lender now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lender, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Oxford” is defined in the legend above the preamble.
“Oxford Loan Agreement” is defined in the legend above the preamble.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Perfection Certificate” and “Perfection Certificates” is defined in Section 5.1.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to the Lender under this Agreement and the other Loan Documents;
(b)    Borrower’s Indebtedness pursuant to the Oxford Loan Agreement and any other Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);
(c)    Subordinated Debt;
(d)    unsecured Indebtedness;
(e)    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;
(g)    Indebtedness constituting Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)    Indebtedness in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in respect of any cash management services, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;
(i)    guarantees by Borrower or any of its Subsidiaries in respect of (x) Indebtedness of Borrower or any of its Subsidiaries permitted hereunder and (y) obligations that do not constitute Indebtedness;
(j)    Indebtedness in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice; and
(k)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that in the case of secured Indebtedness, the principal amount thereof is not increased, the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be, and the terms are otherwise reasonably acceptable to the Lender.
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Lender and the Lenders and delivers to the Lender and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries.
“Permitted Liens” are:
(a)    Liens pursuant to the Oxford Loan Agreement and Liens existing on the Effective Date and disclosed on the Perfection Certificates, arising under this Agreement and the other Loan Documents and arising under any Subordinated Debt;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the IRC, and the Treasury Regulations adopted thereunder;
(c)    liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Twenty Five Thousand Dollars ($25,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)    leases or subleases of real property granted in the ordinary course of business of Borrower and its Subsidiaries (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Lender or any Lender a security interest therein;
(h)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts of Borrower and its Subsidiaries held at such institutions solely to secure payment of fees and similar costs and expenses;
(i)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(j)    Liens consisting of Permitted Licenses; and
(k)    deposits to secure (A) the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and customs bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and (B) stay and appeal bonds.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.
“Secured Promissory Note” is defined in Section 2.4.
“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower, in any Subsidiary; provided that “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record directly by Borrower in a Foreign Subsidiary.
“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.
“Stockholder Documents” means the Investors’ Rights Agreement, the Voting Agreement, the Right of First Refusal and Co-Sale Agreement and the Restated Certificate, as each such term is defined in the Stock Purchase Agreement.
“Stock Purchase Agreement” is defined in Section 5.1.
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lender entered into between the Lender, Borrower, and/or any of its Subsidiaries, and the other creditor or otherwise on terms acceptable to the Lender).
“Subordination Agreement” is defined in the legend above the preamble.
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Term Loan” is defined in Section 2.2(a) hereof.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:
PULMONX CORPORATION

By:	/s/ Glen French
Name:	Glen French
Title:	President & CEO

THE LENDER
BOSTON SCIENTIFIC CORPORATION

By:	/s/ Daniel J. Brennan
Name:	Daniel J. Brennan
Title:	Executive Vice President and Chief Financial Oficer

[Signature Page to Loan and Security Agreement]

EXHIBIT A
Description of Collateral
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any Foreign Subsidiary; (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract; (iii) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; and (iv) any equipment or other personal property subject to a Lien described in clause (a) or (c) of the definition of Permitted Liens if the granting of a Lien in such equipment or other personal property is prohibited by or would constitute a default under any agreement or document governing such property (but, in the case of (ii) and (iv), (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of the Lender hereunder and become part of the “Collateral.”

EXHIBIT B
Form of Borrowing Request
[see attached]

BORROWING REQUEST
___________ ___, 20__
The undersigned, being the duly elected and acting ______________________of PULMONX CORPORATION, a Delaware corporation with offices located at 700 Chesapeake Drive, Redwood City, CA 94063 (“Borrower”), does hereby certify to BOSTON SCIENTIFIC CORPORATION (the “Lender”) in connection with that certain Second Lien Loan and Security Agreement dated as of May 15, 2017, by and between Borrower and the Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:
1.    The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.
2.    No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.
3.    Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.
4.    All conditions referred to in Section 3 of the Loan Agreement to the making of the Term Loan to be made on or about the date hereof have been satisfied or waived by the Lender.
5.    No Material Adverse Change has occurred.
6.    The undersigned is a Responsible Officer.
7.    The amount of the Term Loan requested by Borrower is $__________.
8.    The Term Loan shall be transferred as follows:

Account Name:	PULMONX CORPORATION
Bank Name:	[___________]
Bank Address:	[___________]
Account Number:	[___________]
ABA Number:	[___________]

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.
BORROWER:
PULMONX CORPORATION

By:
Name:
Title:

EXHIBIT C
Form of Secured Promissory Note
[see attached]

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO PULMONX CORPORATION (“BORROWER”) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF MAY 15, 2017 (AS AMENDED, THE “SUBORDINATION AGREEMENT”), AMONG OXFORD FINANCE LLC (“OXFORD”), BORROWER, AND BOSTON SCIENTIFIC CORPORATION (THE “LENDER”), TO (A) THE OBLIGATIONS OWED BY BORROWER AND OTHER OBLIGORS PURSUANT TO THAT CERTAIN LOAN AND SECURITY AGREEMENT, DATED AS OF AUGUST 28, 2014, AMONG BORROWER, OXFORD, AS A LENDER AND THE COLLATERAL AGENT THEREUNDER, AND THE OTHER LENDERS PARTY THERETO FROM TIME TO TIME, AS SUCH LOAN AND SECURITY AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, RESTATED SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE SUBORDINATION AGREEMENT (THE “OXFORD LOAN AGREEMENT”), AND (B) OBLIGATIONS REFINANCING THE OBLIGATIONS UNDER THE OXFORD LOAN AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT.
THIS NOTE MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO BORROWER AT THE FOLLOWING ADDRESS: [___________________] ATTENTION: [___________________] FAX NUMBER: [__________________]
SECURED CONVERTIBLE PROMISSORY NOTE
$ _________________________    Dated: [DATE]
FOR VALUE RECEIVED, the undersigned, PULMONX CORPORATION, a Delaware corporation with offices located at 700 Chesapeake Drive, Redwood City, CA 94063 (“Borrower”) HEREBY PROMISES TO PAY to the order of BOSTON SCIENTIFIC CORPORATION (“Lender”) the principal amount of [_____________] DOLLARS ($____________) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement, dated as of May 15, 2017, by and between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
1.    Definitions. Capitalized terms used in this Secured Convertible Promissory Note (this “Note”) and not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.
2.    Payment. If not sooner paid in accordance with the terms of the Loan Agreement, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. This Note may not be prepaid, in whole or in part, except as set forth in the Loan Agreement.
3.    Conversion. This Note is convertible into Conversion Stock pursuant to the terms of the Loan Agreement.
4.    Secured Obligation. This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured pursuant to the terms of the Loan Agreement.
5.    Miscellaneous.
Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable and documented attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due in accordance with the Loan Agreement.
This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.
The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.
BORROWER:
PULMONX CORPORATION

By:
Name:
Title: